Exhibit 2.1
(Translation)
Specimen of Common Stock Certificates
of
NIS GROUP CO., LTD.

Share Certificate
of
NIS GROUP CO., LTD.
100 shares
[Sample]
No. 000000

Name of Corporation	NIS GROUP CO., LTD.
Date of Incorporation	May 27, 1960
This is to certify that the person named herein is the holder of the above-mentioned shares.
Receipt of
stamp duty
acknowledged by
Suginami Ward
Tax Office
NIS GROUP CO., LTD.
President and Representative Director: Shinsuke Amiya (Corporate Seal)

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Name of Shareholder:				Date of Issuance of Share Certificate:

Date of Registration		Name of Shareholder	Registration Seal	Date of Registration		Name of Shareholder	Registration Seal
	1				5
	2				6
	3				7
	4				8

(This section is for computer processing. Please make sure that this section is not soiled.)
NIS GROUP CO., LTD.
No. 000000